CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2012	$3,900,000	$278.07

May 2010 Pricing Supplement No. 369 Registration Statement No. 333-156423 Dated May 24, 2010 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Buffered PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment of only 10% of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  At maturity, if the underlying index has depreciated in value, and (i) if the closing value of the underlying index has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the underlying index has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. All payments on the Buffered PLUS, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	May 24, 2012
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,900,000
Payment at maturity:
•   If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•   If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:
$10
•   If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x the index performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,073.65, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 21, 2012, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.60 per Buffered PLUS (126% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	May 24, 2010
Original issue date:	May 27, 2010 (3 business days after the pricing date)
CUSIP:	617484514
ISIN:	US6174845148
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.225	$9.775
Total	$3,900,000	$87,750	$3,812,250
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per Buffered PLUS.  Please see “Syndicate Information” on page 4 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008
The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Buffered PLUS Base on the Value of the S&P 500® Index due May 24, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying index on the valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May 24, 2010	May 27, 2010 (3 business days after the pricing date)	May 24, 2012, subject to postponement for non-index business days and certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Original issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 4)
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount	$3,900,000
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	• If the final index value is greater than the initial index value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%: $10

•   If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x the index performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,703.65, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Valuation date:	May 21, 2012, subject to adjustment for non-index business days and certain market disruption events
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.60 per Buffered PLUS (126% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 7.

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Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617484514
ISIN:	US6174845148
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks of the underlying index and futures and options contracts on the underlying index and component stocks of the underlying index listed on major securities markets.  Such purchase activity could have increased the value of the underlying index on the pricing date, and therefore could have increased the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the

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Buffered Performance Leveraged Upside SecuritiesSM

requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
$10.00	$0.225	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.925	$0.15	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This is a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	150%
Buffer amount:	10%
Maximum payment at maturity:	$12.60 per Buffered PLUS (126% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors would receive the $10 stated principal amount plus 150% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity of $12.60 per Buffered PLUS.  In the payoff diagram, an investor would realize the maximum payment at maturity at a final index value of approximately 117.33% of the initial index value.

▪
If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors would receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, investors would receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%.  The minimum payment at maturity is $1.00 per Buffered PLUS.

▪	For example, if the underlying index depreciates 35%, investors would lose 25% of their principal and receive only $7.50 per Buffered PLUS at maturity, or 75% of the stated principal amount.

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Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10    +    leveraged upside payment; subject to the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10    x    Index Performance Factor)  +    $1.00

Because the index performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and the prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying index, plus $1.00 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.60 per Buffered PLUS, or 126% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 126% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than 26% of the initial index value will not increase the return on the Buffered PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the S&P 500® Index—Historical Information” on page 10. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.  The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from

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Buffered Performance Leveraged Upside SecuritiesSM

▪	values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered Plus, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and will calculate the amount of cash you receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial index value and, therefore, could have increased the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

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▪
and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Information about the S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A––Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

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Historical Information
The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2005 through May 24, 2010.  The related graph sets forth the daily closing values of the underlying index for the same period. The closing value of the underlying index on May 24, 2010 was 1,073.65.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.
S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter (through May 24, 2010)	1,217.28	1,071.59	1,073.65

Underlying Index Historical Performance – Daily Closing Values January 1, 2005 to May 24, 2010

May 2010	Page 10

Buffered PLUS Base on the Value of the S&P 500® Index due May 24, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at..www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at..www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

May 2010	Page 11